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                                                                     Exhibit 3.5

                              CPI ACQUISITION CORP.

                                     BY-LAWS

                                    ARTICLE I

                            MEETINGS OF STOCKHOLDERS

         Section 1. Place of Meeting. Meetings of the stockholders of CPI Acquisition Corp. (the "Corporation") shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

         Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called for any purpose by the President or Secretary if directed by the Board of Directors.

         Section 3. Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

         Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation's issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

         Section 5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation's issued and outstanding capital stock entitled to vote thereon.

                                   ARTICLE II

                                    DIRECTORS

         Section 1. Number, Election and Removal of Directors. The number of Directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. Within the limits specified above, the number of Directors shall be determined by the Board of Directors or by the stockholders. The Directors shall be elected by stockholders at their annual

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meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.

         Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President or Secretary if directed by the Board of Directors.

         Section 3. Notice. Notice need not be given of regular meetings of the Board of Directors. At least one business day before each special meeting of the Board of Directors, written, electronic or oral (either in person or by telephone) notice of the time, date and place of the meeting and the purpose or purposes for which the meeting is called, shall be given to each Director.

         Section 4. Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

         Section 5. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board of Directors, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.

                                  ARTICLE III

                                    OFFICERS

         The officers of the Corporation shall consist of a President and a Secretary and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

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                                   ARTICLE IV

                                 INDEMNIFICATION

         To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former Director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                                    ARTICLE V

                               GENERAL PROVISIONS

         Section 1. Notices. Whenever any statute, the Certificate of Incorporation or these By-laws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or stockholder at his or her address as it appears in the records of the Company, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to Directors may also be given by telegram or by facsimile or electronic transmission.

         Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

                                   ARTICLE VI

                                   AMENDMENTS

         Section 1. Amendments. These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the majority vote of the entire Board of Directors.

         Section 2. Entire Board of Directors. As used in this Article VI and in these By-laws generally, the term "entire Board of Directors" means the total number of the directors which the Company would have if there were no vacancies.

As adopted on the 17th day of November, 2003.